The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Mary Doyle Vice President Investor Relations (800)225-0135 (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005
Dallas, Texas, August 15, 2005 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the second quarter and six months ended June 30, 2005.
For the quarter, Hallwood reported a net loss of $4.3 million, or $(3.02) per share, assuming dilution, compared to net income of $13.6 million, or $9.30 per share, in 2004. The loss from continuing operations was $4.3 million, or $(3.02) per share, compared to income of $10.7 million, or $7.27 per share, in 2004, on revenue of $35.9 million and $35.6 million, respectively.
For the six months, the net loss was $3.4 million, or $(2.47) per share, assuming dilution, compared to net income of $27.3 million, or $18.77 per share, in 2004. The loss from continuing operations was $3.4 million, or $(2.47) per share, compared to income of $16.0 million, or $10.97 per share, in 2004, on revenue of $73.2 million and $66.8 million, respectively.
The 2005 results included a $5.0 million bonus awarded to the Company’s chairman by a special committee comprised of independent directors in July 2005. The 2004 periods included substantial non-cash deferred federal income tax benefits, principally from the anticipated utilization of net operating tax loss carryforwards from the gain on sale of its real estate business.
The Company received approximately $54.8 million from the sale of its investment in Hallwood Energy III, L.P., announced on July 18, 2005, and will report a substantial gain in its results for the third quarter.
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Following is a comparison of results for the 2005 and 2004 periods:
Textile Products. The textile products segment reported income before taxes of $3.3 million in the quarter, on revenue of $35.3 million, compared to income of $6.2 million, on revenue of $35.6 million in 2004. For the six months, the textile products segment reported income before taxes of $6.4 million, on revenue of $71.7 million, compared to income before taxes of $9.5 million, on revenue of $66.8 million in 2004. The decline was principally due to lower gross profit margins, as a result of changes in product mix and increases in certain production costs, principally energy and chemicals, offset by slightly increased sales for the six month period.
Other Income, Net. Other income, net consisted of combined equity income from energy affiliates, interest income and expense and miscellaneous income and expense. For the 2005 and 2004 second quarters, other income was $532,000 and $827,000, respectively, including the combined equity income from energy affiliates of $500,000 in 2005 and $439,000 in 2004.
For the six months, other income was $627,000 and $1.1 million, respectively, including the combined equity income from energy affiliates of $194,000 in 2005 and $520,000 in 2004.
The 2004 periods also included amortization of deferred revenue from a noncompetition agreement in the amounts of $403,000 and $1.0 million in the second quarter and six month period, respectively.
Income Taxes. For the 2005 second quarter, income tax expense relating to continuing operations was $873,000, which included a noncash deferred federal tax benefit of $252,000, current federal tax expense of $650,000 and state tax expense of $475,000. For the 2004 second quarter, the income tax benefit relating to continuing operations was $4.3 million, which included a noncash deferred federal tax benefit of $5.2 million, current federal tax expense of $220,000 and state tax expense of $727,000.
For the 2005 six months, income tax expense relating to continuing operations was $1.9 million, which included a noncash deferred federal tax expense of $239,000, current federal tax expense of $656,000 and state tax expense of $983,000. For the 2004 six months, the income tax benefit relating to continuing operations was $6.5 million, which included a noncash deferred federal tax benefit of $7.9 million, current federal tax expense of $221,000 and state tax expense of $1.2 million.
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Discontinued Operations. Discontinued operations consisted of the Company’s former real estate and hotel business segments. For the 2004 second quarter, income from discontinued operations was $3.0 million, or $2.03 per share, which included a deferred federal income tax benefit of $2.3 million from the anticipated utilization of net operating loss carryforwards.
For the 2004 six months, income from discontinued operations was $11.4 million, or $7.80 per share, which included a deferred federal income tax benefit of $9.6 million.
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     The following table sets forth selected financial information for the three months and six months ended June 30, 2005 and 2004.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue	$35,857	$35,554	$73,183	$66,794

Other income, net	$532	$827	$627	$1,125

Income (loss) from continuing operations before income tax	$(3,444)	$6,401	$(1,533)	$9,489
Income tax expense (benefit)	873	(4,259)	1,878	(6,489)

Income (loss) from continuing operations	(4,317)	10,660	(3,411)	15,978
Income from discontinued operations, net of tax	—	2,967	—	11,368

Net income (loss)	$(4,317)	$13,627	$(3,411)	$27,346

PER COMMON SHARE:
BASIC
Income (loss) from continuing operations	$(3.02)	$8.04	$(2.47)	$12.05
Income from discontinued operations	—	2.23	—	8.57

Net income (loss)	$(3.02)	$10.27	$(2.47)	$20.62

Weighted average shares outstanding	1,431	1,326	1,379	1,326

ASSUMING DILUTION
Income (loss) from continuing operations	$(3.02)	$7.27	$(2.47)	$10.97
Income from discontinued operations	—	2.03	—	7.80

Net income (loss)	$(3.02)	$9.30	$(2.47)	$18.77

Weighted average shares outstanding	1,431	1,466	1,379	1,457

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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